Free Writing Prospectus
Filed pursuant to Rule 433
Dated December 8, 2010
Relating to
Preliminary Prospectus Supplement dated December 8, 2010 to
Prospectus dated May 13, 2008
Registration Statement No. 333-150884
Final Term Sheet
$400,000,000 5.750% Notes due 2021

Issuer:	Healthcare Realty Trust Incorporated

Principal Amount:	$400,000,000

Title of Securities:	5.750% Notes due 2021

Trade Date:	December 8, 2010

Original Issue Date (Settlement Date):	December 13, 2010

Maturity Date:	January 15, 2021

Benchmark Treasury:	2.625% due November 15, 2020

Benchmark Treasury Yield:	3.230%

Spread to Benchmark Treasury:	T+ 262.5 basis points

Coupon:	5.750% per annum

Yield to Maturity:	5.855%

Public Offering Price:	99.200%

Interest Payment Dates:	Semi-annually in arrears on each January 15 and July 15, commencing July 15, 2011.

Make-Whole Call:	T+ 40 basis points

CUSIP/ISIN:	421946 AG9/US421946AG98

Ratings:	Baa3 by Moody’s Investors Service (positive outlook), BBB- by Standard and Poor’s Ratings Services (stable outlook) and BBB by Fitch Ratings (negative outlook)

Book-Running Managers:	Barclays Capital Inc.
UBS Securities LLC
Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Keegan & Company, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Fifth Third Securities, Inc. SunTrust Robinson Humphrey, Inc. BMO Capital Markets Corp. Scotia Capital (USA) Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement dated December 8, 2010 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847 or UBS Securities LLC toll-free at 877-827-6444, ext. 561 3884.
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